As filed with the U.S. Securities and Exchange Commission on October 16, 2015

Registration No. 333-206994

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Aurinia Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	2834	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#1203-4464 Markham Street

Victoria, British Columbia V8Z 7X8

(250) 708-4272

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation

111-8th Avenue

New York, NY 10011

(212) 590-9331

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service in the United States)

Copies to:

John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Stephen P. Robertson Borden Ladner Gervais LLP 1200 Waterfront Centre P.O. Box 48600 Vancouver, British Columbia V7X 1T2 (604) 687-5744

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

British Columbia

(Principal Jurisdiction Regulating this Offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐		upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒		at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Regulated	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, no par value per share	(1)	(1)
Warrants	(1)	(1)
Subscription Rights	(1)	(1)
Total			US$250,000,000	US$29,050

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, warrants to purchase equity securities and subscription rights of the Registrant as shall have an aggregate initial offering price not to exceed US$250,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	In United States dollars or the equivalent thereof in Canadian dollars.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant previously paid us US$29,050 with the initial filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Rule 467 of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

I-1

This short form prospectus has been filed under legislation in British Columbia, Alberta and Ontario, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully for sale and therein only by persons permitted to sell such securities.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered nor any offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Aurinia Pharmaceuticals Inc. at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia V7X 1T2, Canada, Telephone: (604) 632-3473 and are also available electronically at www.sedar.com and www.sec.gov.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	October 16, 2015

AURINIA PHARMACEUTICALS INC.

US $250,000,000

Common Shares

Warrants

Subscription Receipts

This short form base shelf prospectus (the “Prospectus”) relates to the issue and sale from time to time, during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of common shares (“Common Shares”) in the capital of Aurinia Pharmaceuticals Inc. (“Aurinia” or the “Company”), warrants to purchase Common Shares (“Warrants”) or subscription receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares (“Subscription Receipts”), (collectively, the “Securities”) or any combination of such Securities in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to US$250,000,000 (or its equivalent in Canadian dollars or any other currency). The securities may be offered by the Company or by the Company’s securityholders. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

The Common Shares are listed on the Nasdaq Stock Market, or NASDAQ, under the symbol “AUPH” and on the Toronto Stock Exchange, or TSX, under the symbol “AUP”. On October 15, 2015, the last trading day prior to the filing of this Prospectus, the closing price of the Common Shares was US$2.93 on NASDAQ and CDN$3.74 on the TSX.

All information permitted under securities legislation to be omitted from this Prospectus will be contained in one or more prospectus supplements (each, a “Prospectus Supplement”) that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities issued pursuant to this Prospectus.

Unless otherwise specified in an applicable Prospectus Supplement, the Company’s Warrants and Subscription Receipts will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which the Company’s Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Company’s Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

The Securities may be sold pursuant to this Prospectus through underwriters, dealers or agents designated from time to time or directly by the Company at amounts and prices and other terms determined by the Company. In connection with any underwritten offering of the Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities will set out the names of any underwriters, dealers or agents involved in the sale of the Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such Securities, including the net proceeds the Company expects to receive from the sale of such Securities, if any, the amounts and prices at which such Securities are to be sold and the compensation of such underwriters, dealers of agents.

The Company’s registered office is located at #201, 17904 – 105 Avenue, Edmonton, Alberta T5S 2H5, Canada. The Company’s head office is located at #1203-4464 Markham Street, Victoria, British Columbia V8Z 7X8, Canada.

Agent for Service of Process

Gregory Ayers, Hyuek Joon Lee, David Jayne, Charles Rowland and Stephen Zaruby are directors of the Company and reside outside of Canada. Each of these directors has appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Gregory Ayers, Hyuek Joon Lee, David Jayne, Charles Rowland and Stephen Zaruby	Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, BC V7X 1T2 Attention : Stephen P. Robertson

Investing in the Securities involves a high degree of risk. You should carefully read the “Risk Factors” section beginning on page 8 of this Prospectus.

The Company is permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States.

Owning the Securities may subject you to tax consequences both in Canada and the United States. Such tax consequences are not described in this Prospectus and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because the Company is incorporated under the provincial laws of Alberta, most of the Company’s officers and directors and the experts named in this Prospectus are Canadian residents or residents outside of the United States, and a substantial portion of the Company’s assets and the assets of its officers, directors and experts are located outside of the United States.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities regulator has approved or disapproved the Securities offered hereby or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. The Company has not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The Company is not making an offer to sell or seeking an offer to buy the Securities offered pursuant to this Prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus or any applicable Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of Securities pursuant thereto. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference in this Prospectus or any applicable Prospectus Supplement were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Company has not independently verified such information, and the Company does not make any representation as to the accuracy of such information.

In this Prospectus and any Prospectus Supplement, unless otherwise indicated, all dollar amounts and references to “US$” are to U.S. dollars and references to “CDN$” are to Canadian dollars. This Prospectus and the documents incorporated by reference contain translations of some Canadian dollar amounts into U.S. dollars solely for your convenience. See “Exchange Rate Information”.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Aurinia” or the “Company”, refer to Aurinia Pharmaceuticals Inc., either alone or together with its subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board or IASB.

FORWARD-LOOKING STATEMENTS

A statement is forward-looking when it uses what the Company knows and expects today to make a statement about the future. Forward-looking statements may include words such as “anticipate”, “believe”, “intend”, “expect”, “goal”, “may”, “outlook”, “plan”, “seek”, “should”, “strive”, “target”, “could”, “continue”, “potential” and “estimated”, or the negative of such terms or comparable terminology. You should not place undue reliance on the forward-looking statements, particularly those concerning anticipated events relating to the development, clinical trials, regulatory approval, and marketing of the Company’s product and the timing or magnitude of those events, as they are inherently risky and uncertain.

Securities laws encourage companies to disclose forward-looking information so that investors can get a better understanding of the Company’s future prospects and make informed investment decisions. These statements, made either in this Prospectus or a document incorporated by reference in this Prospectus, may include, without limitation:

•	plans to fund the Company’s operations;

•	the Company’s intended use of the proceeds from the sale of the Securities;

•	statements concerning strategic alternatives and future operations;

•	partnering activities;

•	summary statements relating to results of the past voclosporin trials or plans to advance the development of voclosporin;

•	statements concerning partnership activities and health regulatory discussions;

•	the timing of completion of patient enrolment in the Company’s AURA-LV and AURION studies;

•	the timing of commencement and completion of clinical trials;

•	the Company’s intention to seek regulatory approvals in the United States and Europe for voclosporin;

•	the Company’s intention to seek additional corporate alliances and collaborative agreements to support the commercialization and development of its product;

•	the Company’s intention to demonstrate that voclosporin possesses pharmacologic properties with the potential to demonstrate best-in-class differentiation with first-in-class status for the treatment of LN (“lupus nephritis”) outside of Japan;

•	the Company’s intention to use the LN Phase 2b clinical trial program to gain a clearer understanding of voclosporin’s time to onset of action in patients suffering from LN;

•	the Company’s belief that recent granted formulation patents regarding the delivery of voclosporin to the ocular surface for conditions such as dry eye have the potential to be of therapeutic value;

•	the Company’s belief that voclosporin has further potential to be of therapeutic value in other autoimmune indications and in the prevention of transplant rejection;

•	the Company’s intention to seek regulatory approval in other jurisdictions in the future and initiate clinical studies;

•	the Company’s anticipated future financial position, future revenues and projected costs; and

•	plans and objectives of management.

Such statements reflect the Company’s current views with respect to future events and are subject to risks and uncertainties and are necessarily based on a number of estimates and assumptions that, while considered reasonable by the Company, as at the date of such statements, are inherently subject to significant business, economic, competitive, political, scientific and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. The factors and assumptions used by the Company to develop such forward-looking statements include, but are not limited to: the assumption that the Company will be able to reach agreements with regulatory agencies on executable development programs; the assumption that recruitment to clinical trials will occur as projected; the assumption that the Company will successfully complete its clinical programs on a timely basis, including the Phase 2b LN clinical trial currently in progress, to enable the Company to proceed to conduct the required Phase 3 LN clinical trials and meet regulatory requirements for approval of marketing authorization applications and new drug approvals; the assumption the regulatory requirements will be maintained; the assumption that the Company will be able to manufacture and secure a sufficient supply of voclosporin to successfully complete the development and commercialization of voclosporin; the assumption that the Company’s patent portfolio is sufficient and valid; the assumption that there is a potential commercial value for other indications for voclosporin; the assumption that market data and reports reviewed by the Company are accurate; the assumption that the Company’s current good relationships with its suppliers, service providers and other third parties will be maintained; the assumptions relating to the availability of capital on terms that are favourable to the Company; the assumption that the Company will be able to attract and retain skilled staff; the assumption that general business and economic conditions will be maintained, and the assumptions relating to the feasibility of future clinical trials. It is important to know that:

•

Actual results could be materially different from what the Company expects if known or unknown risks affect its business, or if the Company’s estimates or assumptions turn out to be inaccurate. As a result, the Company cannot guarantee that any forward-looking statement will materialize and, accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

•	Forward-looking statements do not take into account the effect that transactions or non-recurring or other special items announced or occurring after the statements are made may have on the Company’s business. For example, they do not include the effect of mergers, acquisitions, other business combinations or transactions, dispositions, sales of assets, asset write-downs or other charges announced or occurring after the forward-looking statements are made. The financial impact of such transactions and non-recurring and other special items can be complex and necessarily depends on the facts particular to each of them. Accordingly, the expected impact cannot be meaningfully described in the abstract or presented in the same manner as known risks affecting the Company’s business.

•	The Company disclaims any intention and assumes no obligation to update any forward-looking statements even if new information becomes available, as a result of future events, new information, or for any other reason except as required by law.

The factors discussed below and other considerations discussed in the “Risk Factors” section of this Prospectus could cause the Company’s actual results to differ significantly from those contained in any forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from any further results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

•	the need for additional capital in the longer term to fund the Company’s development programs and the effect of capital market conditions and other factors on capital availability;

•	difficulties, delays, or failures the Company may experience in the conduct of and reporting of results of its clinical trials for voclosporin, and in particular its current LN Phase 2b clinical trial;

•	difficulties, delays or failures in obtaining regulatory approvals for the initiation of clinical trials;

•	difficulties, delays or failures in obtaining regulatory approvals to market voclosporin;

•	difficulties the Company may experience in completing the development and commercialization of voclosporin;

•	insufficient acceptance of and demand for voclosporin;

•	difficulties, delays, or failures in obtaining appropriate reimbursement of voclosporin; and/or

•	difficulties that the Company may experience in identifying and successfully securing appropriate corporate alliances to support the development and commercialization of its product.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this Prospectus or, in the case of documents incorporated by reference in this Prospectus, as of the date of such documents or, in the case of any Prospectus Supplement, as of the date of such Prospectus Supplement and the Company disclaims any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada which have also been filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”). Copies of the documents incorporated by reference in this Prospectus and not delivered with this Prospectus may be obtained on request without charge from the Company’s Corporate Secretary at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia V7X 1T2, Canada, Telephone: (604) 632-3473 or by accessing the disclosure documents through the Internet on the Canadian System for Electronic Analysis and Retrieval, or SEDAR, at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System, or EDGAR, at www.sec.gov.

The following documents, filed with the securities commissions or similar regulatory authorities in British Columbia, Alberta and Ontario, and filed with, or furnished to, the SEC are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of the Company dated March 26, 2015 for the fiscal year ended December 31, 2014 (the “AIF”);

(b)	the amended audited consolidated balance sheets of the Company as at December 31, 2014 and 2013, and the consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, including the notes thereto and the auditors’ report thereon, as filed on May 15, 2015;

(c)	the amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2014, as filed on May 15, 2015;

(d)	the unaudited comparative consolidated interim financial statements of the Company as at and for the period ended March 31, 2015;

(e)	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended March 31, 2015;

(f)	the unaudited comparative consolidated interim financial statements of the Company as at and for the period ended June 30, 2015;

(g)	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended June 30, 2015; and

(h)	the management information circular dated April 24, 2015 in connection with the annual general meeting of Aurinia’s shareholders held on May 26, 2015.

Any documents of the type described in Section 11.1 of Form 44-101F1 Short Form Prospectuses filed by the Company with a securities commission or similar authority in any jurisdiction of Canada subsequent to the date of this Prospectus and prior to the expiry of this Prospectus, or the completion of the issuance of Securities pursuant hereto, will be deemed to be incorporated by reference into this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus, such document or information will be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of a report on Form 6-K, if and to the extent expressly provided therein).

A Prospectus Supplement containing the specific terms of any offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference in this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the offering of the Securities to which that Prospectus Supplement pertains.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon filing a new annual information form and the related annual financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and management’s discussion and analysis and all quarterly financial statements, supplemental information, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of the Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from the Company’s directors and officers; and (iii) the consent of PricewaterhouseCoopers LLP.

EXCHANGE RATE INFORMATION

The following table sets forth for each period indicated: (i) the noon exchange rates in effect at the end of the period; (ii) the high and low noon exchange rates during such period; and (iii) the average noon exchange rates for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada.

	Year Ended December 31
	2014	2013	2012
	US$	US$	US$
Closing	0.8620	0.9402	1.0051
High	0.9422	1.0164	1.0299
Low	0.8589	0.9348	0.9599
Average	0.9054	0.9710	1.0004

	Six Months Ended June 30
	2015	2014	2013
	US$	US$	US$
Closing	0.8006	0.9372	0.9508
High	0.8527	0.9422	1.0164
Low	0.7811	0.8888	0.9495
Average	0.8095	0.9117	0.9844

On October 15, 2015, the noon exchange rate as quoted by the Bank of Canada was CDN$1.00 = US$0.7750.

CORPORATE STRUCTURE

The Company is a clinical stage pharmaceutical company with its registered office located at #201, 17904 – 105 Avenue, Edmonton, Alberta T5S 2H5, Canada. The Company’s head office is located at #1203-4464 Markham Street, Victoria, British Columbia V8Z 7X8, Canada and incorporates the clinical, regulatory and business development functions of the Company. The office of the Chief Executive Officer is located in Bellevue, Washington, U.S.A.

Aurinia Pharmaceuticals Inc. is organized under the Business Corporations Act (Alberta).

The Company’s Common Shares are currently listed and traded on the NASDAQ under the symbol “AUPH” and on the TSX under the symbol “AUP”.

The Company has the following wholly-owned subsidiaries: Aurinia Pharma Corp. (British Columbia incorporated), Aurinia Pharmaceuticals, Inc. (Delaware incorporated) and Aurinia Pharma Limited (UK incorporated).

The Company’s By-Law No. 2 was amended at a shareholder’s meeting held on August  15, 2013 to include provisions requiring advance notice for any nominations of directors by shareholders.

SUMMARY DESCRIPTION OF BUSINESS

Aurinia is focused on the development of its novel therapeutic immunomodulating drug candidate, voclosporin, which is a next generation calcineurin inhibitor (“CNI”). It has been studied in kidney rejection following transplantation, psoriasis and in various forms of uveitis (an ophthalmic disease).

The Company has, since September 20, 2013, rebranded, restructured and refocused itself around a strategy that focuses on the development of voclosporin for the treatment of LN. The mechanism of action of voclosporin, a CNI, has been validated with certain first generation CNIs for the prevention of rejection in patients undergoing solid organ transplants and in several autoimmune indications, including dermatitis, keratoconjunctivitis sicca (Dry Eye Syndrome), psoriasis, rheumatoid arthritis, and for LN in Japan. The Company believes that voclosporin possesses pharmacologic properties with the potential to demonstrate best-in-class differentiation with first-in-class regulatory approval status for the treatment of LN outside of Japan.

The Company will also continue to evaluate opportunities for other indications of voclosporin to create shareholder value.

In February 2014, the Company completed a private placement with net proceeds of $48.31 million, the net proceeds of which were to be used to advance the clinical and non-clinical development of its lead drug voclosporin, as a therapy for LN, and for general corporate purposes. A summary of the anticipated and actual use of proceeds up to and including June 30, 2015 from that financing are set out below (other than working capital):

	Expected use of proceeds for period to June 30, 2015 (in thousands) $	Incurred for period to June 30, 2015 (in thousands) $
Research and development of voclosporin	18,509	16,319

Other corporate purposes
Corporate, administration, business development	7,760	6,851
Repayment of drug supply loan	1,290	1,290
Payment of financing milestone to ILJIN	1,472	1,600

	10,522	9,741

For the period from the date of the private placement to June 30, 2015, the actual use of proceeds was slightly less than the original estimates. This is primarily the result of actual voclosporin Phase 2b clinical trial expenditures to date being less than originally estimated due to the difference in timing of these expenditures. There is not expected to be any significant impact on the Company’s ability to achieve its business objectives and milestones as a result of this variation.

RISK FACTORS

Investing in Securities involves a high degree of risk. In addition to the other information included or incorporated by reference in this Prospectus or any applicable Prospectus Supplement, you should carefully consider the risks described below before purchasing Securities. If any of the following risks actually occur, the Company’s business, financial condition and results of operations could materially suffer. As a result, the trading price of Common Shares could decline, and you might lose all or part of your investment. The risks set out below are not the only risks the Company faces; risks and uncertainties not currently known to the Company or that the Company currently deems to be immaterial may also materially and adversely affect the Company’s business, financial condition and results of operations. You should also refer to the other information set forth or incorporated by reference in this Prospectus or any applicable Prospectus Supplement, including the Company’s consolidated financial statements and related notes.

Risks Relating to Aurinia’s Business

Clinical Trial Progress and Results – Heavy Dependence on Voclosporin

The Company has invested a significant portion of its time and financial resources in the development of voclosporin. Voclosporin is currently the Company’s only product. The Company anticipates that its ability to generate revenues and meet expectations will depend on the successful development and commercialization of voclosporin. The successful development and commercialization of voclosporin will depend on several factors, including the following:

•	successful completion of clinical programs, and in particular, the Phase 2b LN clinical trial currently in progress;

•	receipt of marketing approvals from the FDA and other regulatory authorities with a commercially viable label;

•	securing and maintaining partners with sufficient expertise and resources to help in the continuing development and eventual commercialization of voclosporin for autoimmune indications and/or transplant;

•	maintaining suitable manufacturing and supply agreements to ensure commercial quantities of the product through validated processes; and

•	acceptance and adoption of the product by the medical community and third-party payors.

It is possible that the Company may decide to discontinue the development of voclosporin at any time for commercial, scientific, or regulatory reasons. If voclosporin is developed, but not marketed, the Company will have invested significant resources and its future operating results and financial conditions would be significantly adversely affected. If the Company is not successful in commercializing voclosporin, or significantly delayed in doing so, its business will be materially harmed and the Company may need to curtail or cease operations.

Product Development Goals and Time Frames

The Company sets goals for, and makes public statements regarding, timing of the accomplishment of objectives material to its success, such as the commencement and completion of clinical trials, anticipated regulatory approval dates, and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in clinical trials, the uncertainties inherent in the regulatory approval process, and delays in achieving product development, manufacturing, or marketing milestones necessary to commercialize its product. There can be no assurance that the Company’s clinical trials will be completed, that regulatory submissions will be made or receive regulatory approvals as planned, or that the Company will be able to adhere to the current schedule for the validation of manufacturing and launch of its product. If the Company fails to achieve one or more of these milestones as planned, the price of the Company’s Securities could decline.

No Assurance of Successful Development

The Company has not completed the development of any therapeutic products and in particular, voclosporin, and therefore there can be no assurance that any product will be successfully developed. The Company’s therapeutic product has not received regulatory approval for commercial use and sale for any indication, in any jurisdiction. The Company cannot market a pharmaceutical product in any jurisdiction until it has completed thorough preclinical testing and clinical trials in addition to that jurisdiction’s extensive regulatory approval process. In general, significant research and development and clinical studies are required to demonstrate the safety and effectiveness of its products before submission of any regulatory applications. The Company may never obtain the required regulatory approvals for its product in any indication. Product candidates require significant additional research and development efforts, including clinical trials, prior to regulatory approval and potential commercialization, however, there can be no assurance that the results of all required clinical trials will demonstrate that these product candidates are safe and effective or, even if the results of all required clinical trials do demonstrate that these product candidates are safe and effective, or even if the results of the clinical trials are considered successful by the Company, that the regulatory authorities will not require the Company to conduct additional clinical trials before they will consider approving such product candidates for commercial use. Approval or consent by regulatory authorities to commence a clinical trial does not indicate that the device, drug, or treatment being studied can or will be approved. Preparing, submitting, and advancing applications for regulatory approval is complex, expensive, time intensive and entails significant uncertainty.

The results of the Company’s completed preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if the Company is to complete the development of its product.

There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of preclinical studies or human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of its products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of the Company’s product or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other unforeseen factors will not limit the effectiveness of the Company’s product. Any products resulting from the Company’s programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all. Should the Company’s product prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

The future performance of the Company will be impacted by a number of important factors, including, in the short-term, its ability to continue to generate cash flow from financings, and in the longer term, its ability to generate royalty or other revenues from licensed technology and bring new products to the market. The Company’s future success will require efficacy and safety of its product and regulatory approval for the product. Future success of commercialization of any product is also dependant on the ability of the Company to obtain patents, enforce such patents, avoid patent infringement, and obtain patent extensions where applicable.

The Company will have significant additional future capital needs and there are uncertainties as to the Company’s ability to raise additional funding.

The Company will require significant additional capital resources to expand the Company’s business, in particular the further development of the Company’s product candidate, voclosporin. Advancing the Company’s product candidate, market for the Company’s product, or acquisition and development of any new products or product candidates will require considerable resources and additional access to capital markets. In addition, the Company’s future cash requirements may vary materially from those now expected. For example, the Company’s future capital requirements may increase if:

•	the Company experiences unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, or other lawsuits, brought by either the Company or its competition;

•	the Company experiences scientific progress sooner than expected in its discovery, research and development projects, if the Company expands the magnitude and scope of these activities, or if the Company modifies the Company’s focus as a result of its discoveries;

•	the Company is required to perform additional pre-clinical studies and clinical trials; or

•	the Company elects to develop, acquire or license new technologies, products or businesses.

The Company could potentially seek additional funding through corporate collaborations and licensing arrangements or through public or private equity or debt financing. However, if capital market conditions in general, or with respect to life sciences companies such as the Company, are unfavourable, the Company’s ability to obtain significant additional funding on acceptable terms, if at all, will be negatively affected. Additional financing that the Company may pursue may involve the sale of Common Shares which could result in significant dilution to the Company’s shareholders.

If sufficient capital is not available, the Company may be required to delay the Company’s research and development projects, which could have a material adverse effect on the Company’s business, financial condition, prospects or results of operations.

Negative Cash Flow

The Company had negative operating cash flow for the financial year ended December 31, 2014. The Company anticipates that it will continue to have negative cash flow as it continues its development of voclosporin. To the extent that the Company has negative operating cash flow in future periods, it may need to allocate a portion of its cash reserves to fund such negative cash flow. The Company may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that the Company will be able to generate a positive cash flow from its operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favourable to the Company.

Patents and Proprietary Technology

Patents and other proprietary rights are essential to the Company’s business. The Company’s policy has been to file patent applications to protect technology, inventions, and improvements to its inventions that are considered important to the development of its business.

The Company’s success will depend in part on its ability to obtain patents, defend patents, maintain trade secret protection and operate without infringing on the proprietary rights of others. Interpretation and evaluation of pharmaceutical patent claims present complex and often novel legal and factual questions. Accordingly, there is some question as to the extent to which biopharmaceutical discoveries and related products and processes can be effectively protected by patents. As a result, there can be no assurance that:

•	patent applications will result in the issuance of patents;

•	additional proprietary products developed will be patentable;

•	patents issued will provide adequate protection or any competitive advantages;

•	patents issued will not be successfully challenged by third parties;

•	the patents issued do not infringe the patents or intellectual property of others; or

•	that the Company will be able to obtain any extensions of the patent term.

A number of pharmaceutical, biotechnology, medical device companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the business of the Company. Some of these technologies, applications or patents may conflict with or adversely affect the technologies or intellectual property rights of the Company. Any conflicts with the intellectual property of others could limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of patent applications altogether.

Further, there may be uncertainty as to whether the Company may be able to successfully defend any challenge to its patent portfolio. Moreover, the Company may have to participate in interference proceedings in the various jurisdictions around the world. An unfavorable outcome in an interference or opposition proceeding could preclude the Company or its collaborators or licensees from making, using or selling products using the technology, or require the Company to obtain license rights from third parties. It is not known whether any prevailing party would offer a license on commercially acceptable terms, if at all. Further, any such license could require the expenditure of substantial time and resources and could harm the business of the Company. If such licenses are not available, the Company could encounter delays or prohibition of the development or introduction of the product of the Company.

Clinical trials for the Company’s product candidates are expensive and time-consuming, and their outcome is uncertain.

Before the Company can obtain regulatory approval for the commercial sale of any product candidate currently under development, the Company is required to complete extensive clinical trials to demonstrate its safety and efficacy. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time-consuming. If the Company finds a collaboration partner for the development of voclosporin, the clinical trials are expected to continue for several years, although costs associated with voclosporin may well be shared with the Company’s collaboration partner. The timing of the commencement, continuation and completion of clinical trials may be subject to significant delays relating to various causes, including:

•	the Company’s inability to find collaboration partners;

•	the Company’s inability to manufacture or obtain sufficient quantities of materials for use in clinical trials;

•	delays in obtaining regulatory approvals to commence a study, or government intervention to suspend or terminate a study;

•	delays, suspension, or termination of the clinical trials imposed by the institutional review board or independent ethics board responsible for overseeing the study to protect research subjects at a particular study site;

•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

•	slower than expected rates of patient recruitment and enrollment;

•	uncertain dosing issues;

•	inability or unwillingness of medical investigators to follow the Company’s clinical protocols;

•	variability in the number and types of subjects available for each study and resulting difficulties in identifying and enrolling subjects who meet trial eligibility criteria;

•	scheduling conflicts with participating clinicians and clinical institutions;

•	difficulty in maintaining contact with subjects after treatment, which results in incomplete data;

•	unforeseen safety issues or side effects;

•	lack of efficacy during the clinical trials;

•	the Company’s reliance on clinical research organizations to conduct clinical trials, which may not conduct those trials with good clinical or laboratory practices; or

•	other regulatory delays.

The results of pre-clinical studies and initial clinical trials are not necessarily predictive of future results, and the Company’s current product candidate may not have favourable results in later trials or in the commercial setting.

Pre-clinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in pre-clinical or animal studies and early clinical trials does not ensure that later large scale efficacy trials will be successful nor does it predict final results. Favourable results in early trials may not be repeated in later trials.

A number of companies in the life sciences industry have suffered significant setbacks in advanced clinical trials, even after positive results in earlier trials. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be delayed, repeated or terminated. In addition, failure to construct appropriate clinical trial protocols could result in the test or control group experiencing a disproportionate number of adverse events and could cause a clinical trial to be repeated or terminated. Pre-clinical data and the clinical results the Company has obtained for voclosporin may not predict results from studies in larger numbers of subjects drawn from more diverse populations or in a commercial setting, and also may not predict the ability of the Company’s product to achieve its intended goals, or to do so safely.

The Company will be required to demonstrate through larger-scale clinical trials that voclosporin is safe and effective for use in a diverse population before the Company can seek regulatory approvals for its commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical and post-approval trials. If voclosporin fails to demonstrate sufficient safety and efficacy in ongoing or future clinical trials, the Company could experience potentially significant delays in, or be required to abandon development of, the Company’s product candidate currently under development.

The Company’s industry is subject to health and safety risks.

The Company produces a product for human ingestion. While the Company takes substantial precautions such as laboratory and clinical testing, toxicology studies, quality control and assurance testing and controlled production methods, the associated health and safety risks cannot be eliminated. Products produced by the Company may be found to be, or to contain substances that are harmful to the health of the Company’s patients and customers and which, in extreme cases, may cause serious health conditions or death. This sort of finding may expose the Company to substantial risk of litigation and liability.

Further, the Company would be forced to discontinue production of the Company’s product, which would harm the Company’s profitability. Aurinia maintains product liability insurance coverage; however, there is no guarantee that the Company’s current coverage will be sufficient or that the Company can secure insurance coverage in the future at commercially viable rates or with the appropriate limits.

The Company’s product may not achieve or maintain expected levels of market acceptance, which could have a material adverse effect on the Company’s business, financial condition and results of operations and could cause the market value of the Company’s Securities to decline.

Even if the Company is able to obtain regulatory approvals for the Company’s product, the success of the product is dependent upon achieving and maintaining market acceptance. New product candidates that appear promising in development may fail to reach the market or may have only limited or no commercial success. Levels of market acceptance for the Company’s product could be impacted by several factors, many of which are not within the Company’s control, including but not limited to:

•	safety, efficacy, convenience and cost-effectiveness of the Company’s product compared to products of the Company’s competitors;

•	scope of approved uses and marketing approval;

•	timing of market approvals and market entry;

•	difficulty in, or excessive costs to, manufacture;

•	infringement or alleged infringement of the patents or intellectual property rights of others;

•	availability of alternative products from the Company’s competitors;

•	acceptance of the price of the Company’s product; and

•	ability to market the Company’s product effectively at the retail level.

In addition, by the time any products are ready to be commercialized, what the Company believes to be the market for these products may have changed. The Company’s estimates of the number of patients who have received or might have been candidates to use a specific product may not accurately reflect the true market or market prices for such products or the extent to which such products, if successfully developed, will actually be used by patients. The Company’s failure to successfully introduce and market its product that are under development would have a material adverse effect on its business, financial condition, and results of operations.

The Company is dependent upon the Company’s key personnel to achieve the Company’s business objectives.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve the Company’s business objectives. Consequently, the Company’s ability to retain these individuals and attract other qualified individuals is critical to the Company’s success. The loss of the services of key individuals might significantly delay or prevent achievement of the Company’s business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for the Company’s business, competition among life sciences companies for qualified employees is intense and, as a result, the Company may not be able to attract and retain such individuals on acceptable terms, or at all. In addition, because the Company does not maintain “key person” life insurance on any of the Company’s officers, employees, or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, would have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at the Company’s request or assist the Company in formulating its research and development strategies. These scientific collaborators are not the Company’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. In addition, even though the Company’s collaborators are required to sign confidentiality agreements prior to working with the Company, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to the Company.

Incentive provisions for the Company’s key executives include the granting of stock options that vest over time, designed to encourage such individuals to stay with the Company. However, a low share price, whether as a result of disappointing progress in the Company’s development programs or as a result of market conditions generally, could render such agreements of little value to the Company’s key executives. In such event, the Company’s key executives could be susceptible to being hired away by the Company’s competitors who could offer a better compensation package. If the Company is unable to attract and retain key personnel the Company’s business, financial conditions and results of operations may be adversely affected.

The Company is exposed to risks relating to the write-down of intangible assets, which comprises a significant portion of the Company’s total assets.

A significant amount of the Company’s total assets relate to the Company’s intellectual property. As of June 30, 2015, the carrying value of the Company’s intangible assets was approximately US$17.8 million. In accordance with IFRS, the Company is required to review the carrying value of the Company’s intangible assets for impairment periodically or when certain triggers occur. Such impairment will result in a write-down of the intangible asset and the write-down is charged to income during the period in which the impairment occurs. The write-down of any intangible assets could have a material adverse effect on the Company’s business, financial condition, and results of operations.

If the Company were to lose the Company’s foreign private issuer status under U.S. federal securities laws, the Company would likely incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, the Company is exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if the Company were to lose the Company’s status as a foreign private issuer, these regulations would immediately apply and the Company would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to the Company, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require the Company’s management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that the Company was to offer or sell the Company’s Securities outside of the United States, the Company would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and the Company would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit the Company’s ability to access the capital markets in the future.

Legislative actions, potential new accounting pronouncements, and higher insurance costs are likely to impact the Company’s future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect the Company’s financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with greater frequency and are expected to occur in the future. Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses. All of these uncertainties are leading generally toward increasing insurance costs, which may adversely affect the Company’s business, results of operations and the Company’s ability to purchase any such insurance, at acceptable rates or at all, in the future.

The Company relies on third parties for the supply and manufacture of voclosporin, which can be unpredictable in terms of quality, cost and availability.

The Company’s drug, voclosporin, requires a specialized manufacturing process. Lonza Ltd. is currently the sole source manufacturer of voclosporin.

The FDA and other regulatory authorities require that drugs be manufactured in accordance with the current good manufacturing practices regulations, as established from time to time. Accordingly, in the event the Company receives marketing approvals for voclosporin, it may need to rely on a limited number of third parties to manufacture and formulate voclosporin. The Company may not be able to arrange for its product to be manufactured on reasonable terms or in sufficient quantities.

Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, stability, quality control and assurance, and shortages of qualified personnel, as well as compliance with strictly enforced federal, provincial and foreign regulations. The Company relies on a limited number of third parties to manufacture and supply raw materials for its product. The third parties the Company chooses to manufacture and supply raw materials for its product are not under its control, and may not perform as agreed or may terminate their agreements with the Company, and the Company may not be able to find other third parties to manufacture and supply raw materials on commercially reasonable terms, or at all. If either of these events were to occur, the Company’s operating results and financial condition would be adversely affected.

In addition, drug and chemical manufacturers are subject to various regulatory inspections, including those conducted by the FDA, to ensure strict compliance with good manufacturing practices (“GMP”) and other government regulations. While the Company is obligated to audit the performance of the Company’s third-party contractors, the Company does not have complete control over their compliance. The Company could be adversely impacted if the Company’s third-party manufacturers do not comply with these standards and regulations. For non-compliance, the regulatory authority may levy penalties and sanctions, including fines, injunctions, civil penalties, failure of the government to grant review of submissions or market approval of drugs, or cause delays, suspension or withdrawal of approvals, product seizures or recalls, operating restrictions, facility closures and criminal prosecutions. Any of this will have a material adverse impact on the Company’s business, financial condition, and results of operations.

Anticipated Revenues may be derived from Licensing Activities

The Company anticipates that its revenues in the future may be derived from products licensed to pharmaceutical and biotechnology companies. Accordingly, these revenues will depend, in large part, upon the success of these companies, and the Company’s operating results may fluctuate substantially due to reductions and delays in their research, development and marketing expenditures. These reductions and delays may result from factors that are not within the Company’s control, including:

•	changes in economic conditions;

•	changes in the regulatory environment, including governmental pricing controls affecting health care and health care providers;

•	pricing pressures; and

•	other factors affecting research and development spending.

Lack of Operating Profits

The Company has incurred losses and anticipates that its losses will increase as it continues its development and clinical trials and seeks regulatory approval for the sale of its therapeutic product. There can be no assurance that it will have earnings or positive cash flow in the future.

As at June 30, 2015, the Company had an accumulated deficit of $248.48 million. The net operating losses over the near-term and the next several years are expected to continue as a result of initiating new clinical trials and activities necessary to support regulatory approval and commercialization of its product. There can be no assurance that the Company will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. The Company expects to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to research, development, and clinical trial activities, as well as regulatory and commercialization activities.

The Company’s business depends heavily on the use of information technologies.

Several key areas of the Company’s business depend on the use of information technologies, including production, manufacturing and logistics, as well as clinical and regulatory matters. Despite the Company’s best efforts to prevent such behavior, third parties may nonetheless attempt to hack into the Company’s systems and obtain data relating to the Company’s pre-clinical studies, clinical trials, patients using the Company’s product or the Company’s proprietary information on voclosporin. If the Company fails to maintain or protect the Company’s information systems and data integrity effectively, the Company could lose existing customers, have difficulty attracting new customers, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach, or suffer other adverse consequences. While the Company has invested in the protection of data and information technology, there can be no assurance that the Company’s efforts or those of the Company’s third-party collaborators, if any, or manufacturers, to implement adequate security and quality measures for data processing would be sufficient to protect against data deterioration or loss in the event of a system malfunction, or to prevent data from being stolen or corrupted in the event of a security breach. Any such loss or breach could have a material adverse effect on the Company’s business, operating results and financial condition.

Competition and Technological Change

The industry in which the Company operates is highly competitive and the Company has numerous domestic and foreign competitors, including major pharmaceutical and chemical companies, specialized biotechnology companies, universities, academic institutions, government agencies, public and private research organizations and large, fully-integrated pharmaceutical companies which have extensive resources and experience in research and development, process development, clinical evaluation, manufacturing, regulatory affairs, distribution and marketing. Many of the Company’s potential competitors possess substantially greater research and development skills, financial, technical and marketing expertise and human resources than the Company, and may be better equipped to develop, manufacture and market products. There is a risk that new products and technologies may be developed which may be more effective or commercially viable than the product being developed or marketed by the Company, thus making the Company’s product non-competitive or obsolete. There may also be market resistance to the acceptance of the Company’s new product in any indication and a risk that the product, even though clinically effective, is not economically viable in the commercial production stage.

Reliance on Partners

The Company’s strategy and success for the research, development, and commercialization of voclosporin in China, Canada, South Africa and Israel is dependent upon the Company’s partners performing their respective contractual responsibilities. The Company has partnered with 3SBio, Inc. in China and Paladin Labs Inc. in Canada, South Africa and Israel. The amount and timing of resources such partners will devote to these activities may not be within the Company’s control. There can be no assurance that its partners will perform their obligations as expected.

The license, research and development agreements with the partners noted above include indemnification and obligation provisions that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. These provisions may survive termination of the underlying agreement. The nature of the potential obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay.

Reliance on Other Third Parties

The Company depends on third parties for the sourcing of components or for the product itself. Furthermore, as with other pharmaceutical companies, the Company relies on medical institutions for testing and clinically validating its prospective product. The Company does not anticipate any difficulties in obtaining required components or products or any difficulties in the validation and clinical testing of its product but there is no guarantee that they will be obtained.

The Company currently relies on contract research organizations (“CROs”) for the conduct of its clinical trials. These CROs operate in accordance with good clinical management practices mandated by the regulatory authorities and are subject to regular audits by regulatory authorities and by the Company.

The Company also has arrangements for the encapsulation, packaging and labeling of voclosporin through a third party supplier. Contract manufacturers must operate in compliance with regulatory requirements. Failure to do so could result in, among other things, the disruption of product supplies.

Marketing and Distribution

The Company has limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that the Company will be able to establish sales, marketing, and distribution capabilities or make arrangements through collaborations, licensees, or others to perform such activities, or that such efforts would be successful. If the Company decides to market its product directly, the Company must either acquire or internally develop a marketing and sales force with technical expertise and provide supporting distribution capabilities. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of management and key personnel, and have a negative impact on product development. If the Company contracts with third parties for the sales and marketing of its product, the Company’s revenue will be dependent on the efforts of these third parties, whose efforts may not be successful. If the Company fails to establish successful marketing and sales capabilities or to make arrangements with third parties, the business, financial condition and results of operations will be materially adversely affected.

Health Care Reimbursement

In both domestic and foreign markets, sales of the Company’s product, if any, will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the Company’s product will be considered cost effective by these third party payors, that reimbursement will be available or if available that the payor’s reimbursement policies will not adversely affect the Company’s ability to sell its product on a profitable basis.

Government Regulation

The production and marketing of the Company’s product and its ongoing research and development activities are subject to regulation by numerous federal, provincial, state and local governmental authorities in Canada, the United States and any other countries where the Company may test or market its product. These laws require the approval of manufacturing facilities, including adhering to “good manufacturing” and/or “good laboratory” practices during production and storage, the controlled research and testing of products, governmental review and approval of submissions requiring manufacturing, pre-clinical and clinical data to establish the safety and efficacy of the product for each use sought in order to obtain marketing approval, and the control of marketing activities, including advertising and labeling. The process of obtaining required approvals (such as, but not limited to, the approval of the FDA in the United States, the European Medicines Agency and Health Canada) can be costly and time consuming and there can be no assurance that future products will be successfully developed, proven safe and effective in clinical trials or receive applicable regulatory approvals. Potential investors should be aware of the risks, problems, delays, expenses and difficulties which may be encountered by the Company in view of the extensive regulatory environment which controls its business.

In addition, there can be no assurance that the Company will be able to achieve or maintain regulatory compliance with respect to all or any part of its current or future products or that the Company will be able to timely and profitably produce its product while complying with applicable regulatory requirements. If the Company fails to maintain compliance, regulatory authorities may not allow the continuation of the drug development programs, or require the Company to make substantial changes to the drug. Any such actions could have a material adverse effect on the business, financial condition, and results of operations.

Unauthorized Disclosure of Confidential Information

There may be an unauthorized disclosure of the significant amount of confidential information under the Company’s control. The Company maintains and manages confidential information relating to its technology, research and development, production, marketing and business operations and those of its collaborators, in various forms. Although the Company has implemented controls to protect the confidentiality of such information, there can be no assurance that such controls will be effective. Unauthorized disclosures of such information could subject the Company to complaints or lawsuits for damages or could otherwise have a negative impact on its business, financial condition, results of operations, reputation and credibility.

Use of Hazardous Materials

Drug manufacturing processes involve the controlled use of hazardous materials. The Company and its third party manufacturing contractors are subject to regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its third party manufacturers have the required safety procedures for handling and disposing of such materials and comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could exceed the Company’s resources.

Risks Relating to the Offering

There is currently no market through which the Company’s Securities, other than the Common Shares, may be sold.

Unless otherwise specified in an applicable Prospectus Supplement, the Company’s Warrants and Subscription Receipts will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which the Company’s Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Company’s Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.

Volatility of Share Price

The market prices for the securities of biotechnology companies, including the Company, have historically been volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. For example, since January 1, 2015, the closing price of the Company’s Common Shares on the TSX has ranged from a low of CDN$3.74 to a high of CDN$6.65 and the closing price of the Common Shares on NASDAQ has ranged from a low of US$2.79 to a high of US$5.30.

The trading price of the Company’s Common Shares could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond the Company’s control, including the results and adequacy of the Company’s preclinical studies and clinical trials, as well as those of its collaborators, or its competitors; other evidence of the safety or effectiveness of the Company’s product or those of its competitors; announcements of technological innovations or new products by the Company or its competitors; governmental regulatory actions; developments with collaborators; developments (including litigation) concerning patent or other proprietary rights of the Company or competitors; concern as to the safety of the Company’s product;

period-to-period fluctuations in operating results; changes in estimates of the Company’s performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of the Company could have a significant adverse impact on the market price of the Company’s Securities, regardless of its operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against the Company could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

There is no guarantee that an active trading market for the Company’s Common Shares will be maintained on the TSX and /or NASDAQ. Investors may not be able to sell their shares quickly or at the latest market price if the trading in the Company’s Common Shares is not active.

The Company expects to issue Common Shares in the future. Holders of stock options and warrants may elect to exercise their options or warrants into Common Shares depending on the stock price. Future issuances of Common Shares, or the perception that such issuances are likely to occur, could affect the prevailing trading prices of the Common Shares. Future issuances of the Company’s Common Shares could result in substantial dilution to its shareholders. In addition, the existence of Warrants may encourage short selling by market participants.

Sales of Common Shares could cause a decline in the market price of the Company’s Common Shares. Two of the Company’s major shareholders (venBio and ILJIN) own an aggregate of approximately 30% of the Company’s outstanding Common Shares as at October 16, 2015. Any sales of Common Shares by these shareholders or other existing shareholders or holders of options may have an adverse effect on the Company’s ability to raise capital and may adversely affect the market price of its Common Shares.

Future issuances of equity securities by the Company or sales by the Company’s existing shareholders may cause the price of the Common Shares to fall.

The market price of the Common Shares could decline as a result of issuances of Securities by the Company or sales by the Company’s existing shareholders in the market, or the perception that these sales could occur, during the currency of this Prospectus. Sales of Common Shares by shareholders might also make it more difficult for the Company to sell Common Shares at a time and price that the Company deems appropriate. With an additional sale or issuance of Common Shares, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

The Company will have broad discretion in the use of the net proceeds of an offering of the Securities and may not use them to effectively manage the Company’s business.

The Company will have broad discretion over the use of the net proceeds from an offering of Securities. Because of the number and variability of factors that will determine the Company’s use of such proceeds, the Company’s ultimate use might vary substantially from the Company’s planned use. Investors may not agree with how the Company allocates or spends the proceeds from an offering of Common Shares. The Company may pursue acquisitions, collaborations or clinical trials that do not result in an increase in the market value of the Common Shares, and may increase the Company’s losses.

The Company does not intend to pay dividends in the foreseeable future.

The Company has never declared or paid any dividends on the Common Shares. The Company intends, for the foreseeable future, to retain its future earnings, if any, to finance its commercial activities and further research and the expansion of its business. As a result, the return on an investment in Common Shares will likely depend upon any future appreciation in value, if any, and on a shareholder’s ability to sell Common Shares. The payment of future dividends, if any, will be reviewed periodically by the Company’s board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund the Company’s commercial activities, development and growth, and other factors that the Company’s board of directors may consider appropriate in the circumstances.

The Company may be a passive foreign investment company for U.S. tax purposes, which may result in adverse tax consequences for U.S. investors.

Investors in Common Shares that are U.S. taxpayers should be aware that the Company believes that it was not, for the financial year ended December 31, 2014, a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”). However, there is no certainty that taxation authorities in the U.S. would agree with the Company’s determination, and there is no certainty that the Company will not be a PFIC at some point in the future. If the Company is determined to be or becomes a PFIC, generally any gain recognized on the sale of the Common Shares and any “excess distributions” (as specially defined) paid on the Common Shares must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares. The amount of any such gain or excess distribution allocated to prior years of such U.S taxpayer’s holding period for the Common Shares generally will be subject to U.S federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “qualified electing fund” (a “QEF”) election with respect to the Company generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (as specifically defined and calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. U.S. taxpayers should be aware that there can be no assurance that the Company will satisfy record keeping requirements under the QEF rules or that the Company will supply U.S. taxpayers with required information under the QEF rules, in the event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the Common Shares are “marketable stock” (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in the Common Shares.

The above paragraphs contain only a brief summary of certain U.S. federal income tax considerations. Investors should consult their own tax advisor regarding the PFIC rules and other U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.

You may be unable to enforce actions against the Company, certain of the Company’s directors and officers, or the experts named in this Prospectus under U.S. federal securities laws.

The Company is a corporation organized under the laws of Alberta, Canada. Most of the Company’s directors and officers, as well as the experts named in this Prospectus, reside principally in Canada or outside of the United States. Because all or a substantial portion of the Company’s assets and the assets of these persons are located outside of the United States, it may not be possible for investors to effect service of process within the United States upon the Company or those persons. Furthermore, it may not be possible for investors to enforce against the Company or those persons in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against the Company, certain of the Company’s directors and officers or the experts named in this Prospectus.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company, on a consolidated basis, since the date of the most recently filed unaudited financial statements of the Company.

USE OF PROCEEDS

Unless the Company otherwise indicates in a Prospectus Supplement, the Company currently intends to use the net proceeds from the sale of the Securities for working capital and other general corporate purposes, which includes, but is not limited to, clinical development, regulatory and pre-marketing activities for voclosporin primarily for LN but also potentially for other voclosporin indications and business development opportunities such as additional product in-licensing transactions. The clinical trial development for voclosporin includes conducting the required Phase 3 clinical program for LN. It is expected that more than 10% of the net proceeds from any distribution under this Prospectus will be used for research and development. Accordingly, each Prospectus Supplement will include a description of the timing and stage of research and development programs that will be funded by such proceeds, the major components of such programs (included anticipated costs), a statement of whether the Company is conducting its own research and development, subcontracting for those services or a combination thereof, and the additional steps required to reach commercial production and an estimate of costs and timing. There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of the Company will have broad discretion in the application of the proceeds of an offering of Securities. The Company’s ultimate use might vary substantially from what is stated in this Prospectus or a Prospectus Supplement and the actual amount that the Company spends in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable Prospectus Supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set forth in the applicable Prospectus Supplement.

The use of proceeds allocated to working capital will be used to fund corporate, administration and business development activities in support of the research and development activities undertaken by the Company.

The Company had negative cash flow from operating activities for the year ended December 31, 2014 as it commenced its Phase 2b trial for LN during 2014 and expects that the proceeds from any distribution under this Prospectus will primarily be used to fund expected negative cash flow from operating activities as the Company continues with its voclosporin clinical development program.

More detailed information regarding the use of proceeds from the sale of Securities will be described in any applicable Prospectus Supplement.

PRIOR SALES

The applicable Prospectus Supplement will describe prior sales of the Company as required in a Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX in Canada (trading symbol: AUP) and on NASDAQ in the United States (trading symbol: AUPH). The Common Shares began trading on the NASDAQ on September 2, 2014.

The following table sets forth, for the periods indicated, the reported high and low prices (in Canadian dollars) and volume of Common Shares traded for each month on the TSX.

TSX

Month	Price Range (CDN$)		Total Volume
	High	Low
October, 2014	$4.35	$2.75	237,664
November, 2014	$4.39	$3.26	212,501
December, 2014	$4.50	$3.88	131,237
January, 2015	$4.44	$4.00	626,833
February, 2015	$5.90	$3.86	557,449
March, 2015	$7.00	$5.11	394,125
April, 2015	$5.60	$4.42	194,198
May, 2015	$5.12	$4.18	147,577
June, 2015	$4.50	$3.70	107,458
July, 2015	$4.94	$3.80	316,426
August, 2015	$5.34	$3.51	148,626
September 2015	$4.66	$3.75	44,178
October 1 to 15, 2015(1)	$4.09	$3.69	24,574

(1)	October 15, 2015 was the last trading day prior to the date of this Prospectus.

The following table sets forth, for the periods indicated, the reported high and low prices (in United States dollars) and the volume of shares traded for each month on NASDAQ.

NASDAQ

Month	Price Range (US$)		Total Volume
	High	Low
October, 2014	$4.01	$1.41	180,204
November, 2014	$4.35	$3.20	286,137
December, 2014	$5.39	$3.50	331,640
January, 2015	$3.96	$3.08	523,951
February, 2015	$4.86	$3.03	769,165
March, 2015	$5.65	$4.11	2,895,790
April, 2015	$4.52	$3.66	1,096,718
May, 2015	$4.37	$3.44	1,049,840
June, 2015	$3.60	$2.99	662,465
July, 2015	$3.78	$3.00	2,455,759
August, 2015	$4.30	$2.91	961,414
September 2015	$3.59	$2.78	545,100
October 1 to 15, 2015(1)	$3.34	$2.84	130,133

(1)	October 15, 2015 was the last trading day prior to the date of this Prospectus.

DESCRIPTION OF COMMON SHARES

The Company is authorized to issue an unlimited number of Common Shares, without nominal or par value. As of October 16, 2015, 32,287,419 Common Shares are issued and outstanding. In addition, 5,916,114 Common Shares are reserved for issuance upon exercise of existing warrants and 2,670,192 Common Shares have been reserved for issuance pursuant to outstanding options.

The holders of Common Shares are entitled to one (1) vote per share held at meetings of shareholders, to receive such dividends as declared by the Company and to receive a share of the remaining property and assets of the Company upon dissolution or winding up of the Company. The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

DESCRIPTION OF WARRANTS

The Company may issue Warrants to purchase Common Shares. The Company may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities. Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (the “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution or trust company organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture. Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of the form of Warrant Indenture will be filed by the Company with the applicable securities regulatory authorities in Canada and the United States.

The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an Escrow Agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution or trust company organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of Subscription Receipt Agreement will be filed by the Company with the applicable securities regulatory authorities in Canada and the United States.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NASDAQ relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•	the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants or a combination thereof;

•	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•	procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	the identity of the Escrow Agent;

•	whether the Subscription Receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, Holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro-rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

SELLING SECURITYHOLDERS

Common Shares may be sold under this Prospectus by way of a secondary offering by or for the account of certain of the Company’s securityholders. The Prospectus Supplement that the Company will file in connection with any offering of Common Shares by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the number or amount of Common Shares owned, controlled or directed by each selling securityholder;

•	the number or amount of Common Shares being distributed for the account of each selling securityholder;

•	the number or amount of securities of the Company to be owned by the selling securityholders after the distribution and the percentage that number or amount represents of the total number of the Company’s outstanding securities;

•	whether Common Shares are owned by the selling securityholders both of record and beneficially, of record only or beneficially only;

•	if the selling securityholder purchased the Common Shares being distributed within two years preceding the date of the Prospectus Supplement, the date or dates the selling securityholder acquired the Common Shares; and

•	if the selling securityholder acquired the Common Shares being distributed in the twelve months preceding the date of the Prospectus Supplement, the cost thereof to the selling securityholder in the aggregate and on a per share basis.

PLAN OF DISTRIBUTION

New Issue

The Company may sell the Securities offered by this Prospectus:

•	to or through underwriters, dealers, placement agents or other intermediaries;

•	directly to one or more purchasers, or

•	in connection with acquisitions by the Company.

The applicable Prospectus Supplement will set forth the terms of the offering of the Securities, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the purchase price of, and form of consideration for, the Securities and the proceeds to the Company;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts, and other items constituting underwriters’ compensation;

•	any offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which the Securities may be listed.

Only the underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 – Shelf Distributions.

Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under any applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom the Company enters into agreements may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with the offering of the Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. A purchaser that acquires Securities forming part of the underwriters’ over-allocation position acquires those Securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. No underwriter or dealer involved in the distribution, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities or effect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with any distribution of Securities that is an “at the market distribution.”

Secondary Offering

This Prospectus may also, from time to time, relate to the offering of Common Shares by certain selling securityholders.

The selling securityholders may sell all or a portion of Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If Common Shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Common Shares may be sold by the selling securityholders in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the U.S. Securities Act;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Common Shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of Common Shares in the course of hedging in positions they assume. The selling securityholders may also sell Common Shares short and deliver Common Shares covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Common Shares from time to time pursuant to this Prospectus or any Prospectus Supplement filed under General Instruction II.L. of Form F-10 under the U.S. Securities Act, amending, if necessary, the list of selling securityholders to include, pursuant to a prospectus amendment or Prospectus Supplement, the pledgee, transferee or other successors in interest as selling securityholders under this Prospectus. The selling securityholders also may transfer and donate Common Shares in other circumstances in which case the transferees, donees, pledgees or other successor in interest will be the selling beneficial owners for purposes of this Prospectus.

The selling securityholders and any broker-dealer participating in the distribution of Common Shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. At the time a particular offering of Common Shares is made, a Prospectus Supplement, if required, will be distributed which will identify the selling securityholders and provide the other information set forth under “Selling Securityholders”, set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any securityholder will sell any or all of Common Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of Canadian securities legislation and the U.S. Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M under the U.S. Exchange Act, which may limit the timing of purchases and sales of any of the Company’s Common Shares by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Company’s Common Shares to engage in market-making activities with respect to the Company’s Common Shares. All of the foregoing may affect the marketability of the Company’s Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Company’s Common Shares.

Once sold under the shelf registration statement, of which this Prospectus forms a part, Common Shares will be freely tradable in the hands of persons other than the Company’s affiliates.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning or disposing of any of the Company’s Securities offered thereunder.

The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Company’s Securities, offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences related to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

AUDITORS

The auditors of Aurinia Pharmaceuticals Inc. are PricewaterhouseCoopers LLP, Edmonton, Alberta, Canada. PricewaterhouseCoopers LLP has reported on the Company’s fiscal 2013 and 2014 audited consolidated financial statements, which have been filed with the securities regulatory authorities and incorporated herein. PricewaterhouseCoopers LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta.

TRANSFER AGENTS AND REGISTRARS

The co-transfer agents and co-registrars of Aurinia Pharmaceuticals Inc. are Computershare Investor Services Inc. located at its principal offices in Calgary, Alberta and Toronto, Ontario and Computershare Trust Company, N.A. located at its principal offices in Golden, Colorado.

AGENT FOR SERVICE OF PROCESS

Gregory Ayers, Hyuek Joon Lee, David Jayne, Charles Rowland and Stephen Zaruby are directors of the Company and reside outside of Canada. Each of these directors has appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Gregory Ayers, Hyuek Joon Lee, David Jayne, Charles Rowland and Stephen Zaruby	Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street, P.O. Box 48600 Vancouver, BC V7X 1T2
Attention: Stephen P. Robertson

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this Prospectus will be passed upon for the Company by Borden Ladner Gervais LLP, Vancouver, British Columbia. The partners and associates of Borden Ladner Gervais LLP, Vancouver, British Columbia beneficially own, directly or indirectly, less than 1% of the Common Shares issued by Aurinia Pharmaceuticals Inc.

WHERE CAN YOU FIND MORE INFORMATION

The Company is required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, the Company is subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, the Company also files reports with, and furnishes other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read any document the Company files with or furnishes to the securities commissions and authorities of the applicable provinces of Canada through SEDAR and any document the Company files with, or furnishes to, the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Certain of the Company’s filings are also electronically available on EDGAR, and may be accessed at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (Alberta). Most of the Company’s directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Corporation’s assets are, located outside the United States. The Company has appointed an agent for service of process in the United States (as set forth below) but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the Company’s directors, officers and experts under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities of “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

The Company filed with the SEC, concurrently with the Company’s registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as the Company’s agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the offering of securities under this Prospectus.

CANADIAN PURCHASER’S STATUTORY AND CONTRACTUAL RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus or a Prospectus Supplement relating to the securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the Prospectus or a Prospectus Supplement relating to the securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

In an offering of Warrants or Subscription Receipts, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the Prospectus is limited, in certain provincial securities legislation, to the price at which the Warrants or Subscription Receipts are offered to the public under the Prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion or exchange of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal adviser.

Original purchasers of Warrants or Subscription Receipts (if offered separately) will have a contractual right of rescission against Aurinia in respect of the exercise of such Warrant or Subscription Receipt. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant or Subscription Receipt the amount paid upon exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of the Warrant or Subscription Receipt under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the Warrant or Subscription Receipt under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

CERTIFICATE OF AURINIA PHARMACEUTICALS INC.

Dated: October 16, 2015

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of British Columbia, Alberta and Ontario.

/s/ STEPHEN W. ZARUBY	/s/ DENNIS BOURGEAULT
Stephen W. Zaruby	Dennis Bourgeault
President and Chief Executive Officer	Chief Financial Officer

On Behalf of the Board of Directors

/s/ RICHARD GLICKMAN	/s/ CHARLES A. ROWLAND, JR.
Richard Glickman	Charles A. Rowland, Jr.
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta) (the “ABCA”), except in respect of an action by or on behalf of the Registrant or a Related Entity (as defined below) the Registrant may indemnify a present or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of another entity of which the Registrant is or was a shareholder or creditor (“Related Entity”), and the director’s or officer’s heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding (a “Proceeding”) to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or Related Entity and provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such person’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. Any of the persons described in the first sentence of this paragraph is entitled to indemnification from the Registrant as a matter of right if the person seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and (b) fulfilled the conditions set forth above.

The Registrant may advance monies to an person described above for the costs, charges and expenses of a Proceeding. However, the person must repay the monies if the person does not fulfill the conditions set forth above.

The foregoing description is qualified in its entirety by reference to the ABCA.

The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by the Registrant to the fullest extent authorized by and in the manner set forth in the ABCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, the Registrant may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of the Registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.

The ABCA provides that the Registrant may purchase and maintain insurance for the benefit of any persons described in the first sentence of the first paragraph of this section against any liability incurred by the person in the person’s capacity as a director or officer of the Registrant or Related Entity, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the Registrant or Related Entity, as applicable.

The Registrant maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers and (c) the Registrant when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S. $20 million in annual claims (subject to deductibles of U.S. $250,000 per claim, payable by the Registrant). The premiums for the policies were not allocated between directors and officers as separate groups.

By-law No. 2 of the Registrant provides that, except as otherwise provided in the ABCA, no director or officer will be liable for:

a)	the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in a receipt or act for conformity;

b)	any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Registrant;

c)	the insufficiency or deficiency of any security in or upon which moneys of or belonging to the Registrant shall be invested;

d)	any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, firm or corporation with whom any monies, securities or other effects of the Registrant is lodged or deposited; or

e)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets of or belonging to the Corporation.

f)	any other loss, damage, or misfortune that may arise out of the execution of the duties of a director’s or officer’s respective office or trust or in relation thereto.

Unless the foregoing shall happen by or through such director’s or officer’s failure to exercise the powers and to discharge the duties of their office honestly and in good faith with a view to the best interests of the Corporation and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual Information Form for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.2	Audited Consolidated Statements for the years ended December 31, 2013 and 2014, together with the notes thereto and the auditor’s report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.3	Management’s Discussion and Analysis of Financial Condition and results of operations for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.4	Unaudited interim consolidated financial statements of the Registrant for the first quarter ended March 31, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 15, 2015).

4.5	Interim management’s discussion and analysis of financial condition and results of operations, for the first quarter ended March 31, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 15, 2015).

4.6	Unaudited interim consolidated financial statements of the Registrant for the second quarter ended June 30, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 11, 2015).

4.7	Interim management’s discussion and analysis of financial condition and results of operations, for the second quarter ended June 30, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 11, 2015).

4.8	Management information circular dated April 24, 2015 prepared in connection with the annual general meeting of shareholders held on May 26, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on April 30, 2015).

4.9*	Information on Change in Financial Statement Presentation.

5.1	Consent of PricewaterhouseCoopers.

6.1*	Powers of Attorney (included on the signature page to the initial filing of this Registration Statement).

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the initial filing of this Registration Statement, the Registrant filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 16th day of October, 2015.

AURINIA PHARMACEUTICALS INC.

By:	/s/ STEPHEN W. ZARUBY
Name: Stephen W. Zaruby
Title: President and Chief Executive Officer

By:	/s/ DENNIS BOURGEAULT
Name: Dennis Bourgeault
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STEPHEN W. ZARUBY Stephen W. Zaruby	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2015

/s/ DENNIS BOURGEAULT Dennis Bourgeault	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 16, 2015

* Richard M. Glickman	Chairman of the Board, Director	October 16, 2015

* Gregory M. Ayers, M.D.	Director	October 16, 2015

* Hyuek Joon Lee, Ph.D.	Director	October 16, 2015

* Benjamin Rovinski, Ph.D.	Director	October 16, 2015

* Charles A. Rowland, Jr.	Director	October 16, 2015

* David R.W. Jayne, M.D.	Director	October 16, 2015

*By:	/s/ DENNIS BOURGEAULT
Dennis Bourgeault
Attorney-in Fact

III-2

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Bellevue, in the State of Washington, on this 16th day of October, 2015.

AURINIA PHARMACEUTICALS INC. (Authorized Representative)

/s/ STEPHEN W. ZARUBY
Name: Stephen W. Zaruby Title: President and Chief Executive Officer

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.2	Audited Consolidated Statements for the years ended December 31, 2013 and 2014, together with the notes thereto and the auditor’s report thereon (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.3	Management’s Discussion and Analysis of Financial Condition and results of operations for the year ended December 31, 2014 (incorporated by reference from the Registrant’s Annual Report on Form 40-F/A filed with the Commission on May 15, 2015).

4.4	Unaudited interim consolidated financial statements of the Registrant for the first quarter ended March 31, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 15, 2015).

4.5	Interim management’s discussion and analysis of financial condition and results of operations, for the first quarter ended March 31, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on May 15, 2015).

4.6	Unaudited interim consolidated financial statements of the Registrant for the second quarter ended June 30, 2015, together with the notes thereto (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 11, 2015).

4.7	Interim management’s discussion and analysis of financial condition and results of operations, for the second quarter ended June 30, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on August 11, 2015).

4.8	Management information circular dated April 24, 2015 prepared in connection with the annual general meeting of shareholders held on May 26, 2015 (incorporated by reference from the Registrant’s Report on Form 6-K filed with the Commission on April 30, 2015).

4.9*	Information on Change in Financial Statement Presentation.

5.1	Consent of PricewaterhouseCoopers.

6.1*	Powers of Attorney (included on the signature page to the initial filing of this Registration Statement).

*	Previously filed.